Exhibit 10.1

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT (“Amendment”) is made and entered into as of September 28, 2018 (“Amendment Effective Date”), between Aldagen, Inc., a Delaware corporation (“ALDAGEN”), with its principal offices at 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877, and STEMCELL Technologies Canada Inc. (previous corporate name being STEMCELL Technologies, Inc.), a company with its principal office at 1618 Station Street, Vancouver, BC, Canada V6A 1B6 (“STEMCELL”). Each of ALDAGEN and STEMCELL is hereinafter referred to as a “Party” and collectively the “Parties.”

Whereas, ALDAGEN and STEMCELL are party to a License Agreement as of July 21, 2011 (“Existing License Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Existing License Agreement.

Whereas, the Parties hereby wish to amend the Existing License Agreement so that the royalty payments contemplated by Section 3 of the Existing License Agreement are considered fully paid upon full compliance by STEMCELL with the provisions of this Amendment.

I.	Section 1.1(j) of the Existing License Agreement shall be deleted in its entirety and replaced with the following:

(j)

“Licensed Trademarks” means the trademark ALDEFLUOR, U.S. Registration No. 2789892, the trademark ALDEFLUOR, U.S. Registration No. 5140300, and any other trademarks in relation to ALDEFLUOR that ALDAGEN may own or have a legal interest in.

II.	Section 1.1(s) of the Existing License Agreement shall be deleted in its entirety and replaced with the following:

(s)

“Royalty Period” means each three month period beginning January 1, April 1, July 1 and October 1 of each year from the Effective Date, with the most recent royalty period being April 1 to June 30, 2018.

III.	The second Section 2.2 of the Existing License Agreement shall be deleted in its entirety and replaced with the following:

2.2b

ALDAGEN shall execute any and all documents and take such action as may be necessary or appropriate to assign or transfer its ownership interest in the Licensed Trademarks to STEMCELL, or otherwise document STEMCELL’s ownership or legal right to the Licensed Trademarks by no later than December 15, 2018 upon payment by STEMCELL of the Royalty Stream Buyout Payment.

IV.	A new Section 2.4 shall be added immediately following Section 2.3 of the Existing License Agreement and shall read as follows:

2.4

Except for Section 14.2, notwithstanding anything else to the contrary in this Agreement, upon the payment of the Royalty Stream Buyout Payment, STEMCELL shall have a fully paid up, perpetual, irrevocable and royalty-free license to the all the rights granted in this Agreement.

V.	Section 3.5 of the Existing License Agreement shall be deleted in its entirety and replaced with the following:

3.5     STEMCELL shall maintain complete and accurate records of all sales of Products in sufficient detail to confirm the accuracy of the calculation of Net Sales and the royalty payments made hereunder. At the request of ALDAGEN, STEMCELL shall permit an independent accountant appointed by ALDAGEN, during business hours and upon reasonable notice, to audit those records solely to the extent necessary to verify the Net Sales and royalty payments made hereunder for the previous calendar year, but in all cases, the audit must be completed by no later than December 15, 2018. The audit shall be at the sole expense of ALDAGEN, unless the audit reveals an underpayment resulting in ALDAGEN having received less than ninety-five percent (95%) of the royalty payments due to ALDAGEN hereunder (a “Compensable Error”), in which case STEMCELL shall pay the reasonable costs of the audit. To the extent that the audit reveals any underpayment of royalty payments due to ALDAGEN hereunder, STEMCELL shall pay ALDAGEN any unpaid amounts within (30) days of receiving written notice from ALDAGEN providing proof of the same.

Once STEMCELL has made the Royalty Stream Buyout Payment pursuant to Section 3.7, ALDAGEN acknowledges that all royalties for the Royalty Period have been paid by STEMCELL and ALDAGEN hereby releases and forever discharges STEMCELL from any and all causes of action, demands and claims whatsoever in relation to or arising from the royalties for the Royalty Period and the Royalty Stream Buyout Payment (upon receipt of such payment in accordance with Section 3.7) that ALDAGEN has or may have, whether known or unknown. In the event that the facts that may be different from those that the parties now know or believe to exist regarding the subject matter of this Section 3.5 prove to be incorrect, in whole or in part, it will not affect the validity or enforceability of this Section. The Parties hereby accept and assume such risk.

VI.	A new Section 3.7 shall be added immediately following Section 3.6 of the Existing License Agreement and shall read as follows:

3.7

STEMCELL shall make payments totaling One Hundred Ninety-Five Thousand Dollars ($195,000) (collectively, the “Royalty Stream Buyout Payment”) via wire transfer in immediately available funds in accordance with instructions to be separately provided by ALDAGEN as follows:

(i) $100,000 by no later than October 31, 2018; and

(ii) $95,000 by no later than December 15, 2018.

STEMCELL’s obligations with respect to such payments shall be considered fully paid upon receipt of the Royalty Stream Buyout Payment by ALDAGEN (which, for the sake of clarity, includes receipt by Nuo Therapeutics, Inc., the sole shareholder of ALDAGEN).

VII.        Section 7.1 and Sections 7.3 through 7.5 of the Existing License Agreement shall be deleted in their entirety and replaced with the following:

7.1	INTENTIONALLY OMITTED.

7.3	INTENTIONALLY OMITTED.

7.4	INTENTIONALLY OMITTED.

7.5	INTENTIONALLY OMITTED.

VIII.       Sections 14.1, 14.3 and 14.4 of the Existing License Agreement shall be deleted in their entirety and replaced with the following:

14.1        This Agreement shall be effective from the Effective Date until the last patent comprising the Registered IP has expired, at which time the Agreement will expire, subject to Section 2.4.

14.3	INTENTIONALLY OMITTED.

14.4	INTENTIONALLY OMITTED.

IX.         Unless otherwise amended hereby, the Existing License Agreement shall remain in full force and effect, and, unless the context otherwise requires, any references therein to “Agreement” shall be deemed to include this Amendment.

In Witness Whereof, each of the undersigned has caused this Amendment to be duly executed as of the Amendment Effective Date.

Aldagen, Inc. By: Nuo Therapeutics, Inc., its sole shareholder

By:	/s/ David E. Jorden
Name: David E. Jorden Title: Chief Executive Officer

STEMCELL Technologies Canada Inc.

By:	/s/ Allen Eaves
Name: Allen Eaves Title: President and CEO

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